Exhibit 10.3

RETENTION BONUS AGREEMENT

This Agreement (the “Agreement”) is entered into this ___ day of ____, 2020 (the “Effective Date”), by and between CBL & Associates Management, Inc., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the “Company”).  Executive is employed by CBL & Associates Management, Inc. which is an affiliate of CBL & Associates Properties, Inc., a Delaware corporation (“CBL/REIT”), and, as such, references herein to the “Company”, where the context requires, will include the CBL/REIT.  Executive has entered into that certain Employment Agreement with the Company of even date herewith (the “Employment Agreement”).

1.Retention Bonus.  Executive is eligible to receive a retention bonus in the amount of $[●] (the “Retention Bonus”), subject to the terms of this Agreement. The Retention Bonus will be paid to Executive in one payment, less all required withholdings, on the later of (i) the first regular payroll payment date after the Emergence Event Date as defined below, or (ii) the first regular payroll payment date after January 1, 2021. Executive’s right to the Retention Bonus is subject to Executive’s continued employment (except as may be provided in Section 3(b) below)  for the Retention Period defined below. By acceptance of this Agreement, Executive agrees that the Retention Bonus is in lieu of any annual cash incentive bonus and any equity incentive bonus awards that otherwise may be payable to Executive in respect of the Company’s 2020 fiscal year.   For purposes of this Agreement, the “Emergence Event Date” shall mean the effective date of a Chapter 11 Plan of Reorganization for the Company as approved by the United States Bankruptcy Court.

2.Retention Period.  The  Retention Period is for the period commencing on the Effective Date and terminating on the date that is 270 days following the date of the Executive’s receipt of the Retention Bonus (the “Retention Period”).

3.Termination of Employment.  (a)  If, prior to the end of the Retention Period, (i) Executive voluntarily terminates Executive’s employment with the Company or (ii) Executive’s employment is terminated by the Company for Cause (as defined below), at the Company’s discretion, Executive will be required to repay to the Company the Retention Bonus.

(b)  If Executive’s employment is terminated due to death or disability or by the Company other than for Cause, Executive will be entitled to be paid the Retention Bonus and will not be required to repay the Retention Bonus.

(c)  For purposes hereof, the term “disability” refers to Executive’s complete and permanent disability as defined by the Company’s health insurance plans or as otherwise defined by the Company from time to time.  Executive acknowledges and agrees that the determination of disability shall be within the sole, absolute and exclusive discretion of the Company.  “Cause” shall mean (i) any act of fraud or willful malfeasance committed by Executive; (ii) Executive’s willful engagement in conduct which is injurious to the Company or any of its affiliates, monetarily or otherwise if, after written notice by the Board or the Compensation Committee to Executive stating, with specificity, the alleged conduct and providing direction and a reasonable opportunity for Executive to address and/or cure any such alleged conduct, Executive then intentionally fails to address or exert reasonable efforts to cure such alleged conduct within ninety (90) days following Executive’s receipt of such written notice; (iii) Executive’s willful failure to perform Executive’s material duties under the Employment Agreement if, after written notice by the Board or the Compensation Committee to Executive stating, with specificity, the duties Executive has failed to perform and providing direction and a reasonable opportunity for Executive to address and/or cure any such alleged failures, Executive then intentionally fails to address or exert reasonable efforts to cure alleged failures within ninety (90) days following Executive’s receipt of such written notice; (iv) Executive’s  conviction of, or a plea of guilty or no contest to, any criminal offence involving fraud, misappropriation or moral turpitude; or (v) Executive’s willful engagement in conduct in violation of the Company’s policies and procedures including, but not limited to, the Company’s Third Amended and Restated Code of Business Conduct and Ethics dated August 9, 2018 as may be further amended.

4.Repayment of Retention Bonus.  Under circumstances where the Retention Bonus is subject to repayment pursuant to Section 3 hereof, the Retention Bonus must be repaid by Executive to the Company within fifteen (15) days following written notice from the Company.

5.Section 409A.  The payments and benefits under this Agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

6.Entire Agreement.  This Agreement sets forth the entire understanding of the Company and Executive regarding the subject matter hereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written, relating to the subject matter hereof.  No modification or amendment of this Agreement shall be effective without a prior written agreement signed by Executive and the Company.

7.Confidentiality.  Executive hereby agrees, to the maximum extent permitted by law, to, and cause Executive’s affiliates and representatives to, keep confidential the existence and the terms of this Agreement; provided, however, that (i) Executive may disclose the terms of this Agreement to Executive’s financial or legal advisors who reasonably need to have access to such information to provide services to Executive; provided, further that Executive has made such advisors aware of the confidential nature of such information prior to disclosure, and (ii) Executive may disclose the terms of this Agreement if required to do so by any applicable legal requirement so long as reasonable prior notice of such required disclosure is given to the Company.

8.Governing Law; Waiver of Jury Trial.  This Agreement is governed by and is to be construed in accordance with the internal laws of the State of Tennessee.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action or proceeding arising out of or relating to this Agreement.

9.Tax.  Amounts payable under this Agreement shall be subject to withholding for all federal, state and local income and employment taxes as shall be required to be withheld pursuant to any applicable law or regulation.

10.No Employment Agreement; No Enlargement of Employee Rights.  This Agreement is not an employment agreement.  Nothing in this Agreement shall be construed to confer upon Executive any right to continued employment.

11.Notices.  Any notice provided for in this Agreement (“Notice(s)”) shall be in writing and shall be delivered in accordance with and the Notice provision set forth in the Employment Agreement.

12.Counterpart Execution.This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and together constitute one and the same instrument.  To facilitate execution of this Agreement, the parties may exchange counterparts of the signature page by facsimile or electronic mail (e-mail), including, but not limited to, as an attachment in portable document format (PDF), which shall be effective as original signature pages for all purposes.

13.Liquidated Damages.In the event the Company does not pay Executive the Retention Bonus in accordance with the terms of this Agreement, the Company agrees to pay liquidated damages to Executive in an amount equal to the Retention Bonus.

In witness hereof, the Company and Executive have executed this Agreement to be effective as of the date first above written.

CBL & ASSOCIATES MANAGEMENT, INC.

By:________________________________

Name:
Title:

______________________________

Executive Name: [●]

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